EXHIBIT (A)(1)(I)


FOR IMMEDIATE RELEASE                        CONTACT: Ellen Beth Van Buskirk
                                                      COSMAIR, INC.
                                                      (212) 984-4623



                  COSMAIR EXTENDS TENDER OFFER FOR CARSON, INC.

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                       NEW EXPIRATION DATE IS MAY 19, 2000
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NEW YORK (May 1, 2000) - Cosmair, Inc. announced today that it has extended the expiration date for its cash tender offer for all outstanding Class A common stock of Carson, Inc. (NYSE: CIC), at $5.20 net per share. The new expiration date is Friday, May 19, 2000 at 5:00 p.m. EST.


As of the close of business on Friday, April 28, approximately 8.8 million shares of Carson's Class A common stock had been tendered representing approximately 54 percent of the outstanding Carson common stock on a fully diluted basis.


As previously announced, Cosmair is responding to a request for additional information issued by the Department of Justice Antitrust Division.


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